Exhibit 23.10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

FNB United Corp.

Asheboro, North Carolina

We consent to the incorporation by reference in the registration statements (Nos. 33-72686, 333-54702, 333-99333, 333-105442, 333-109450, 333-133734, 333-143703, and 333-144132) on Form S-8 and the registration statements (Nos. 33-59565 and 333-158219) on Form S-3 of FNB United Corp. (“the Corporation”) of our reports dated March 14, 2011 (May 23, 2011 as to the effects of the restatement described in Note 2), with respect to the consolidated financial statements of FNB United Corp. and Subsidiary, and the effectiveness of internal control over financial reporting, which reports appear in FNB United Corp.’s December 31, 2010 Annual Report on Form 10-K/A.

Our report dated March 14, 2011 (May 23, 2011 as to the effects of the restatement as described in Note 2) relating to the consolidated financial statements included explanatory paragraphs relating to the existence of substantial doubt about the Corporation’s ability to continue as a going concern and the restatement described in Note 2 of the Notes to Consolidated Financial Statements.

Our report dated March 14, 2011 (May 23, 2011 as to the effects of the second material weakness described in Management’s Report on Internal Control over Financial Reporting), on the effectiveness of internal control over financial reporting as of December 31, 2010 expresses our opinion that FNB United Corp. and Subsidiary did not maintain effective internal control over financial reporting as of December 31, 2010 because of the effect of the material weakness related to the valuation of other real estate owned and the material weakness on the evaluation of subsequent events related to the valuation of impaired loans and other real estate owned.

/s/ Dixon Hughes Goodman LLP

(formerly Dixon Hughes PLLC)

Charlotte, North Carolina

May 23, 2011